                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire                 Mike Freeman
         Vice President and CFO             Director, Investor Relations and
         919-862-1000                       Corporate Communications


                     SALIX PHARMACEUTICALS BEGINS TRADING
                           ON NASDAQ NATIONAL MARKET


RALEIGH, NC, February 26, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today began trading shares of its common stock on the Nasdaq National Market. "SLXP" will continue to be the company's trading symbol on the National Market. This move follows the Company's November 20, 2000 initiation of trading on the Nasdaq SmallCap Market.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix is executing a strategy to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug, approved for the treatment of mildly to moderately active ulcerative colitis. Salix's follow-on product candidate is rifaximin, currently in Phase III development for the potential treatment of infections of the lower gastrointestinal tract. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information about Salix Pharmaceuticals, Ltd. or COLAZAL, please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
                                                             ------------------

                                      ###